Exhibit 10.30

Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[*]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) is the type that the registrant treats as private or confidential.

This Second Forbearance Agreement (this “Agreement”) is entered into as of January 31, 2023 by and among:

Globalstar, Inc., a Delaware corporation having its principal place of business at 1351 Holiday Square Boulevard, Covington, Louisiana 70433, United States (“Globalstar”),

Macdonald, Dettwiler and Associates Corporation, a Canadian corporation having its principal place of business at 21025 Trans-Canada Highway, Ste-Anne-De-Bellevue, Quebec, Canada H9X 3R2 (“Contractor”), and,

Solely for the purposes of Section 2, Rocket Lab USA, Inc., a Delaware corporation having its principal place of business at 3881 McGowen Street, Long Beach, CA 90808, United States (“Subcontractor”).

Recitals

A.[*]

B.[*]

C.[*]

D.Globalstar has requested that Contractor forbear from exercising its rights and remedies under the SPA and the First Forbearance Agreement in respect of the Overdue Amount.

E.Contractor is willing to forbear for a limited period of time provided that Globalstar complies with the terms and conditions of this Agreement.

Now therefore, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Payments to Contractor; Contractor Forbearance. Subject to and upon receipt by Contractor of a cash payment by Globalstar in the amount of US $20,000,000 on or prior to January 31, 2023, Contractor agrees to forbear from exercising its rights and remedies against Globalstar under the SPA and the First Forbearance Agreement during the Forbearance Period with respect to the failure to pay the Overdue Amount. As used herein “Forbearance Period” means the period commencing on the date hereof and ending on the earlier to occur of (i) March 15, 2023 and (ii) the date that any Forbearance Default (as defined below) occurs. Contractor’s forbearance, as provided herein, shall immediately and automatically cease without notice or further action on the earlier to occur of (i) or (ii) (the “Termination Date”).

On or before March 15, 2023, Globalstar shall also pay to Contractor (a) the then remaining balance of the Overdue Amount, together with all accrued interest on the Overdue Amount as calculated in accordance with the terms of the First Forbearance Agreement and (b) any and all other amounts then due and payable to Contractor under the SPA as of March 15, 2023.

On and after the Termination Date, Contractor may, in its sole discretion, exercise any and all remedies available to it under the SPA and the First Forbearance Agreement by reason of the occurrence of any events of default or breach thereunder or the continuation of any default in respect of the Overdue Amount or any failure by Globalstar to pay any other amounts due and payable as of March 15, 2023 under the SPA or the First Forbearance Agreement, in each case in accordance with the terms thereof.

“Forbearance Default” means (a) Globalstar fails to abide by or observe any material term, condition, covenant or other provision contained in this Agreement; (b)  Globalstar materially breaches or is otherwise in default under the terms or conditions of the SPA; or (c) Globalstar becomes insolvent, makes an assignment for the benefit of creditors, or files or is the subject of a petition in bankruptcy.

2. Subcontractor Stock Payment.

The Subcontractor, Contractor and Globalstar agree that, if Globalstar elects in its sole discretion to pay the Work Fee (as defined below), they will negotiate in good faith during the Forbearance Period toward a mutually acceptable stock purchase agreement and related documents, including customary registration rights and indemnities (collectively, the “Definitive Stock Agreement”), which is expected to provide for the payment of one or more invoices issued by the Subcontractor under the Rocket Lab Agreement (such invoices, “Subcontractor Payables”) by Globalstar (on behalf of the Contractor) in one or multiple tranches (each a “Stock Payment”), which shall be via a number of fully paid and nonassessable shares of common stock of Globalstar, par value US $0.0001 per share (the “Common Stock”) equal to, for any Subcontractor Payable. (i)(A) the amount of each such Subcontractor Payable divided by (B) the volume-weighted average closing price of the Common Stock for the 5 trading days immediately preceding the date on which the Common Stock is delivered or (ii) such other amount or formula as otherwise mutually agreed between Globalstar, Contractor and Subcontractor; provided that it is the intention of the parties that the aggregate value of all Common Stock conveyed under a Stock Payment for any Subcontractor Payable be sufficient to permit Subcontractor to receive net proceeds from the sale of any such shares of Common Stock by Subcontractor equal to the face amount of such Subcontractor Payable, taking into account out-of-pocket selling and other out-of-pocket costs associated with the Stock Payments as agreed to in the Definitive Stock Agreement. Nothing in this Forbearance Agreement shall constitute a commitment by Subcontractor to enter into a Stock Purchase Agreement or accept Stock Payments in satisfaction of one or more Subcontractor Payables. In the event that Subcontractor does agree to enter into the contemplated Stock Purchase Agreement, the Rocket Lab Agreement will remain in full force and effect except as expressly provided in such Stock Purchase Agreement.

Contractor agrees that it will issue a credit to Globalstar in an amount equal to the aggregate value realized by Subcontractor from the Stock Payments actually made, subject to a maximum amount of the Subcontractor Amount, which credit shall be applied to any amounts, other than the Overdue Amount, payable by Globalstar to Contractor under the SPA.

Notwithstanding the foregoing or anything else in this Agreement, unless and until any Definitive Stock Agreement has been approved and entered into with respect to any Stock Payment, which shall be in the sole and absolute independent discretion of each of Globalstar, Contractor and Subcontractor and subject to Subcontractor obtaining board approval, nothing in this Agreement shall impair, amend or modify the Rocket Lab Agreement or any obligation of Globalstar or Contractor, or the rights of Subcontractor thereunder.

Subcontractor shall not be required to participate in any negotiation with respect to a Definitive Stock Agreement or a Stock Purchase unless Globalstar has delivered a work fee in the amount of $50,000 (the “Work Fee”), which amount will be used to pay Subcontractor’s reasonable, documented, out-of-pocket expenses (including reasonable, documented, out-of-pocket fees and expenses of counsel for Subcontractor) incurred after the date hereof in connection with negotiating definitive documentation for the Stock Purchases and otherwise consummating the transactions proposed hereunder (collectively, “Transaction Expenses”). For the avoidance of doubt, Globalstar shall not be required to pay the Work Fee, and may elect not to do so in its sole discretion, but Subcontractor shall not be required to negotiate with Globalstar with respect to a Definitive Stock Agreement or a Stock Payment unless Globalstar has paid to it the Work Fee. Following payment of the Work Fee, in Globalstar’s sole discretion, in the event Transaction Expenses exceed the Work Fee, Subcontractor may submit invoices to Globalstar for payment of such Transaction Expenses, whether or not any Stock Payments are consummated. In the event that no Stock Payments are consummated, Subcontractor agrees to refund any portion of the Work Fee that is not used to pay for Transaction Expenses.

3. Other Agreements of the Parties.

This Agreement applies only to the matters expressly set forth herein. All terms and conditions of the Forbearance Agreement, the SPA, and the Rocket Lab Agreement remain in full force and effect. Nothing in this Agreement, nor any actions taken in accordance with this Agreement, shall be construed as a waiver of, or consent to, any other existing or future defaults under the SPA or the Rocket Lab Agreement.

4. Miscellaneous. In the event of a conflict or inconsistency between this Agreement, the SPA and/or the Forbearance Agreement, as the case may be, the terms and conditions of this Agreement will prevail. The terms and conditions of Attachment 2 of the SPA shall apply to this Agreement, mutatis mutandis.

Acknowledged and agreed by their duly authorized representatives.

Globalstar, Inc.
By:

Name:

Date:

Macdonald, Dettwiler and Associates Corporation
By:
Name:

Date:

Rocket Lab USA, Inc.
By:
Name:

Date: